Press Release	NASDAQ: ABCW
FOR IMMEDIATE RELEASE
Date: Nov. 13, 2009
ANCHOR BANCORP WISCONSIN INC. ANOUNCES SECOND QUARTER
RESULTS, SIGNIFICANT REDUCTION IN CHARGE-OFFS
Madison, Wis. — Today Anchor BanCorp Wisconsin Inc. (ABCW) announced its second quarter results indicating a net loss of $72.0 million, or $3.56 per common share, for the quarter ended September 30, 2009. This compares with a net loss of $62.9 million for the previous quarter and $23.3 million for the same quarter last year.
Overview
•	Net loss of $3.56 per share for the quarter.

•	Net loan charge-offs decline more than 56 percent versus the previous quarter.

•	Non-core branch closures and other cost savings measures to generate more than $2 million in annual expense reductions.

•	The construction and development loan portfolio declined more than 100 basis points during the quarter to 11.78 percent of total loans as of September 30, 2009.

•	Average core deposits grew more than $9.2 million during the quarter.
More Stringent Credit Standards Drive Loan Loss Provisions
The main component of the second quarter loss was a $60.9 million loan loss provision. The results were also impacted by related factors, including legal expenditures associated with increased foreclosure activity and a $7.1 million write-down in the value of Other Real Estate Owned property.
“This quarter’s losses were mainly comprised of additional provisions for loan losses, which is a result of the measures we’ve put in place to aggressively scrutinize our loan portfolio in the face of the continued challenging environment, especially with respect to real estate development,” said AnchorBank CEO Chris Bauer. The allowance for loan losses increased 96 basis points for the quarter to 4.59 percent of total loans.
More stringent credit analysis, standards and monitoring are a direct result of improvements made in processes and staff changes in the Credit Administration. These changes include the addition of Martha Hayes as Senior Vice President, Chief Credit Officer; Kurt Reindl as 1st Vice President of Credit Administration and Scott Ciano as 1st Vice President of Special Assets. All three bring substantial experience in working in the areas of credit administration, collections and the management of troubled assets.
“The improvements we have made in our credit operations are clearly beginning to show results. For example, early stage delinquencies fell $20.8 million, or 26.5 percent, since the beginning of the fiscal year,” said Bauer.

Actual Loan Charge-Offs Decline Substantially
“Charge-offs decreasing by more than 56 percent from the previous fiscal quarter is an indication that these aggressive measures are successfully purging our loan portfolio of the loans that fail to meet our stricter quality standards,” Bauer added.
Despite the loss, the bank reported a reduction in the charge-offs of non-performing assets from $68.1 million in charge-offs in the first fiscal quarter to $29.7 million in charge-offs for the quarter ending September 30, 2009.
Cost Reduction Efforts Continue
The bank has also shown progress in substantially reducing core operating expenses, including:
•	Ten percent reduction in staff positions compared with the same period in 2008.

•	Closure of three non-core branches in August 2009, saving approximately $1 million in annual operating expenses.

•	Suspension of the employee 401(k) match, which will create a projected annualized savings of approximately $1.3 million.
“Management is taking specific additional actions which we anticipate will significantly reduce core operating expenses,” added Bauer.
While non-interest expenses rose to $40.8 million for the second quarter, versus $30.2 million for the same period in the prior year, this increase was substantially attributable to credit-related expenses (meaning expenses associated with collection efforts and carrying non-performing assets) as well as an increase in FDIC insurance premiums. Excluding these factors, non-interest expenses would have been down slightly over the previous year.
Balance Sheet Strategies
Total assets declined by 5.9 percent as compared with September 30, 2008, to $4.6 billion, including $28.9 million in loans held for sale comprised principally of single family mortgages generated during the quarter but which had not yet been sold on the secondary market.
“We continue to pursue the securitization and sale of loans as well as sales of non-core branches to further reduce our balance sheet,” said Bauer. “These measures will help position AnchorBank to achieve the capital ratios required of us and will go a long way to ensure the continued soundness of AnchorBank.”
Sales of loans, investments and mortgage-related securities generated net gains of $3.2 million during the quarter versus a net loss of $1.1 million on such sales for the same period last year.
Additionally, the construction and development portfolio declined by $61.7 million, or 12.3 percent, during the second quarter, reducing real estate development loans to 11.78 percent of loans from 13.01 percent.

Deposits Grow
Deposits grew 11.7 percent to $3.7 billion as of September 30, 2009, as compared to the same date last year. Benefitting from a stable interest rate environment, total interest expense declined 3.6 percent versus last year to $23.0 million despite the increase in deposits.
Average core deposits grew more than $9.2 million during the quarter. “The increase in deposit levels is indicative of the strength of our core franchise and our customer relationships, despite the challenges we face in certain segments of our business mix,” commented Bauer.
Capital Levels
As a result of the second quarter loss, ABCW is undercapitalized at the bank level, according to the terms of the Order to Cease and Desist by the Office of Thrift Supervision. However, the bank’s Tier 1 capital remains adequately capitalized according to traditional regulatory standards, and the bank continues to reduce its balance sheet through loan sales and other strategies. The bank’s total loan portfolio was decreased by $222 million in the second quarter, with a fiscal year-to-date reduction of more than $600 million in total assets.
The sum of AnchorBank’s regulatory bank capital and reserves was $404.5 million at the beginning of the quarter and $369.3 million at the end of the quarter. Potential future credit losses can ultimately be absorbed from these sources. The bank’s liquidity position continues to be strong, exceeding $734 million at September 30, 2009.
A copy of the financials is attached to this press release.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has more than 70 offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, or Chris Bauer, CEO, at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.

ANCHOR BANCORP WISCONSIN INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands — except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operations Data:
Net interest income	$18,939	$29,954	$43,854	$63,375
Provision for loan losses	60,900	46,964	131,300	56,364
Net gain on sale of loans	1,062	808	12,465	3,051
Other non-interest income	9,796	7,439	17,953	17,005
Non-interest expense	40,791	30,167	77,855	56,958
Loss before income tax benefit	(71,894)	(38,930)	(134,883)	(29,891)
Income tax benefit	—	(15,618)	—	(12,052)
Net loss	(71,894)	(23,312)	(134,883)	(17,839)
(Income) loss attributable to non-controlling interest in real estate partnerships	(85)	13	—	52
Preferred stock dividends and discount accretion	(3,228)	—	(6,472)	—
Net loss available to common equity of Anchor BanCorp	(75,207)	(23,299)	(141,355)	(17,787)

Selected Financial Ratios (1):
Yield on earning assets	4.62%	5.59%	4.71%	5.82%
Cost of funds	3.00	3.00	2.89	3.11
Interest rate spread	1.62	2.59	1.82	2.71
Net interest margin	1.58	2.62	1.79	2.74
Return on average assets	(5.71)	(1.89)	(5.22)	(0.72)
Return on average equity	(222.48)	(27.69)	(162.12)	(10.44)
Average equity to average assets	2.57	6.84	3.22	6.88
Non-interest expense to average assets	3.23	2.45	3.01	2.30

Per Share:
Basic earnings (loss) per common share	$(3.56)	$(1.11)	$(6.68)	$(0.85)
Diluted earnings (loss) per common share	(3.56)	(1.11)	(6.68)	(0.85)
Dividends per common share	—	0.10	—	0.28
Book value per common share	(1.34)	14.76	(1.34)	14.76

	September 30,		Percent
	2009	2008	Change
Financial Condition:
Total assets	$4,637,712	$4,928,074	-5.9%
Loans receivable, net
Held for sale	28,904	4,099	605.1
Held for investment	3,506,464	4,069,369	(13.8)
Investment securities available for sale, at fair value	24,833	112,778	(78.0)
Mortgage-related securities available for sale, at fair value	449,177	273,766	64.1
Mortgage-related securities held to maturity, at amortized cost	44	55	(20.0)
Deposits and accrued interest	3,739,997	3,349,335	11.7
Other borrowed funds	759,479	1,210,562	(37.3)
Stockholders’ equity	81,075	317,501	(74.5)
Allowance for loan losses	170,664	64,614	164.1
Non-performing assets	453,510	184,754	145.5

(1)	Annualized when appropriate.